     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD OIL PRODUCTION, TOTAL PRODUCTION, REVENUE, AND ADJUSTED EBITDA FOR THE THIRD QUARTER 2014 AND RAISES 2014 OIL PRODUCTION GROWTH TARGET TO 63%

HOUSTON, November 6, 2014 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the third quarter of 2014 and provided an operational update, which included the following highlights:

•	Record Oil Production of 20,000 Bbls/d, 64% above the third quarter of 2013

•	Record Total Production of 33,587 Boe/d, 12% above the third quarter of 2013

•	Record Oil Revenue of $173.3 million, representing 88% of total revenue, and 47% above the third quarter of 2013

•	Record Total Revenue of $196.2 million, 36% above the third quarter of 2013

•	Income From Continuing Operations of $83.0 million, or $1.80 per diluted share, and Adjusted Net Income (as defined below) of $31.8 million, or $0.69 per diluted share

•	Record Adjusted EBITDA (as defined below) of $146.4 million, 27% above the third quarter of 2013

•	Raising 2014 crude oil production growth target to 63%

Carrizo reported third quarter of 2014 income from continuing operations of $83.0 million, or $1.83 and $1.80 per basic and diluted share, respectively, as compared to income from continuing operations of $5.7 million, or $0.14 per basic and diluted share in the third quarter of 2013. The income from continuing operations for the third quarter of 2014 includes certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the statements of income included below, for the third quarter of 2014 was $31.8 million, or $0.70 and $0.69 per basic and diluted share, respectively, compared to $29.3 million, or $0.72 per basic and diluted share in the third quarter of 2013.

For the third quarter of 2014, adjusted earnings before interest, income taxes, depreciation, and depletion and amortization, as described in the statements of income included below (“Adjusted EBITDA”), was $146.4 million, an increase of 27% from the prior year quarter.

Production volumes during the third quarter of 2014 were 3,090 MBoe, or 33,587 Boe/d, an increase of 12% versus the third quarter of 2013 and 1% versus the prior quarter. The year-over-year production growth was driven by strong results in each of the Company’s operating regions, which more than offset the sale of the Company’s remaining natural-gas-weighted Barnett Shale properties during the fourth quarter of 2013. Oil production during the third quarter of 2014 averaged 20,000 Bbls/d, an increase of 64% versus the third quarter of 2013 and 8% versus the prior quarter; natural gas and NGL production averaged 81,500 Mcfe/d during the third quarter of 2014. Third quarter of 2014 production exceeded the high end of Company guidance due primarily to strong performance from the Company’s Eagle Ford Shale assets and a lower-than-expected amount of voluntary production curtailments in its Marcellus Shale assets.

Drilling and completion capital expenditures for the third quarter of 2014 were $159.7 million. Approximately 74% of the third quarter drilling and completion spending was in the Eagle Ford Shale. Land and seismic expenditures during the quarter were $23.0 million. Carrizo is maintaining its full-year 2014 drilling and completion capital expenditure guidance range at $690.0-710.0 million despite adding capital to cover the additional Eagle Ford Shale working interest obtained through the recent Eagle Ford Minerals (“EFM”) acquisition. Carrizo is revising its 2014 land and seismic capital expenditure guidance to $150.0 million from $130.0 million as it has continued to be successful bolting on acreage to its core positions. These numbers exclude the $243.0 million net acquisition price for the EFM transaction.

Due to the continued strong performance from the Company’s Eagle Ford Shale assets combined with the impact of the EFM acquisition, Carrizo is increasing its 2014 oil production guidance to 18,800-18,900 Bbls/d from 18,100-18,300 Bbls/d. Using the midpoints of these ranges, the Company’s 2014 oil production growth guidance increases to 63% from 57%. Excluding the impact of the recent EFM acquisition, the Company’s 2014 oil production growth guidance would have increased to 59% from 57%. For natural gas and NGLs, Carrizo is increasing its 2014 guidance to 80-83 MMcfe/d from 67-75 MMcfe/d due primarily to a lower-than-expected amount of voluntary production curtailments in the Marcellus Shale. For the fourth quarter of 2014, Carrizo expects oil production to be 21,800-22,100 Bbls/d and natural gas and NGL production to be 80-90 MMcfe/d. The new guidance ranges include the impact of the EFM acquisition as of the closing date of October 24. A summary of Carrizo’s production and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “This was another record quarter for Carrizo as we once again delivered crude oil production growth that exceeded our forecast. The continued outperformance versus our forecast not only is the result of strong performance from our wells, but also reflects our operating personnel’s ability to drive efficiencies throughout the entire development process.”

“We remain very optimistic about our growth prospects going forward as our core asset, the Eagle Ford Shale, generates an average 70% return at $85/Bbl oil and still generates an average return of approximately 40% at $70/Bbl oil. And the recent EFM acquisition enhances our growth potential in the play as it adds a 25% working interest in three of our four highest return areas as well as 93 net undeveloped drilling locations based on our current development plan. In addition to this acquisition, we continue to expand our Eagle Ford Shale inventory through bolt-on acreage acquisitions. Since the last update, we have added approximately 2,600 net bolt-on acres to our Eagle Ford position, bringing our leasing activity to more than 12,000 net acres for the year, exceeding our initial target of 10,000 incremental net acres for 2014. As a result, we’ve increased our drilling inventory in the Eagle Ford Shale to approximately 16 years based on our 2014 activity level.”

“We’re currently evaluating a number of different commodity price environments as we put together a budget for next year. While we expect 2015 to be another year of excellent production growth for Carrizo, we do not plan to lose focus on our balance sheet, and are still targeting a net-debt-to-EBITDA ratio around 2.0x. We have a significant amount of operational flexibility within our portfolio, allowing us to be nimble with respect to drilling and completion activity. And our recent notes offering and borrowing base increase, coupled with the cash flow support provided by our strong crude oil hedge position in 2015, gives us ample liquidity to fund an increase in our activity level even at lower prices. As a result, we believe the Company is well positioned for either a high or low commodity price environment.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 15 gross (13.1 net) operated wells during the third quarter, and completed 20 gross (15.8 net) wells. Crude oil production from the play rose to approximately 17,700 Bbls/d for the quarter, an increase of roughly 10% versus the prior quarter. At the end of the quarter, Carrizo had 16 gross (13.0 net) operated Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 4,900 Bbls/d. The Company recently added a fourth rig in the Eagle Ford Shale on a short-term contract, which is expected to be released around year-end. Carrizo expects to receive delivery of two new-build drilling rigs by the second quarter of 2015, and has the option to drop up to two of its existing three rigs at that time. Carrizo currently expects to drill approximately 71 gross (59 net) operated wells in the play during 2014.

Carrizo is currently developing its Eagle Ford Shale acreage on a combination of 330 ft. and 500 ft. spacing. To date, the Company has brought online 12 wells from 4 pads on 330 ft. spacing. Carrizo continues to be pleased with the performance of its wells drilled on 330 ft. spacing as it has yet to see any interference between the wells. The Company’s current plans include developing approximately 60% of its acreage on 330 ft. spacing. The Company plans to test 330 ft. spacing on its remaining properties to determine if downspacing tighter than 500 ft. is needed to efficiently drain the reservoir in these areas. Downspacing to 330 ft. on the Company’s remaining Eagle Ford Shale acreage would add another approximately 105 net locations to the Company’s inventory. The Company has also begun testing a stagger stack concept in the Eagle Ford Shale. Based on results from various lateral placements across the Eagle Ford section, Carrizo believes there may be an opportunity to further reduce effective lateral spacing in the lower Eagle Ford below 330 ft. using this technique.

Carrizo has continued to add bolt-on acres to its position in the Eagle Ford Shale, with the added acreage located within the volatile oil window primarily in LaSalle County. The Company’s position in the trend now stands at more than 81,000 net acres. This represents an increase of approximately 2,600 net acres compared to the Company’s last update, excluding the impact of the EFM acquisition. Carrizo continues to actively lease acreage in the core volatile oil window of the Eagle Ford Shale.

In the Utica Shale, Carrizo had negligible condensate production during the quarter as its first well in the play, the Rector 1H in Guernsey County, Ohio, has been shut-in since the second quarter. Carrizo expects to bring the Rector 1H back online in 2015 once infrastructure is in place.

Carrizo received the larger rig for its Utica Shale program late in the third quarter, and it is currently drilling the second well of its 2014 drilling program, the Wagler 2H in northern Guernsey County. Carrizo is the operator of the Wagler 2H well, and holds a 67% working interest in it. In addition to the larger rig, Carrizo is also running one spudder rig in the play. This should allow the Company to drill 5 gross (4 net) operated Utica Shale wells this year.

The Company recently began completion operations at its second operated well in the Utica Shale, the Brown 1H in northern Guernsey County. The well was drilled with an effective lateral of 6,254 ft., and is expected to be completed with 26 stages. Carrizo plans to rest the well for approximately 60 days before commencing flowback operations. Carrizo is the operator of the Brown 1H well, and holds a 50% working interest in it.

The Company continues to evaluate midstream solutions for its Utica production. Negotiations are at an advanced stage, and Carrizo hopes to have a deal signed in the near future. As a result, the Company expects to have some midstream infrastructure in place by the end of the second quarter of 2015.

Carrizo continues to expand its position in the condensate window of the Utica Shale play through bolt-on acquisitions. The Company’s acreage position in the play now stands at approximately 27,300 net acres. The additional bolt-on acreage is located primarily in Guernsey County.

In the Niobrara Formation, Carrizo drilled 9 gross (3.5 net) operated wells during the third quarter, and completed 7 gross (3.3 net) wells. Crude oil production from the Niobrara was approximately 2,300 Bbls/d for the quarter, an increase of 5% versus the prior quarter. Carrizo is operating one rig in the Niobrara and currently expects to drill 33 gross (11 net) operated wells during 2014.

During the third quarter, Carrizo continued to test multiple geologic benches of the Niobrara formation as well as downspacing within the B bench. The Company continues to be pleased with the results from its initial eight-well downspacing pilot in its Bringelson Ranch area in Weld County, Colorado, which tested both B-A-B and B-B-B lateral orientations spaced approximately 300 ft. apart, equating to 40-acre spacing. Carrizo operates these wells with an approximate 29% working interest. Oil tracer data indicates little or no communication between the A and B bench wells, confirming that the two benches can be developed as independent reservoirs. The oil tracer work indicated a similar lack of communication at 40-acre spacing within the B bench. During the third quarter, the Company began production from two additional multiple-geologic-bench pilots. In the Hemberger area, also located in Weld County, Carrizo began production from a five-well pilot which tested a B-A-B lateral orientation spaced approximately 300 ft. apart. Limited early production from these five wells indicates the A bench wells are slightly outperforming the B bench wells. Carrizo operates these wells with an approximate 56% working interest. Carrizo also recently began production from its initial C bench test in the Niobrara. The pilot consisted of two wells in the Company’s Bringelson Ranch area that tested a B-C lateral orientation spaced approximately 300 ft. apart. Carrizo operates these wells with an approximate 26% working interest. While production data from this pilot is limited, the Company is encouraged by the early results.

In the Marcellus Shale, Carrizo did not complete any operated wells during the third quarter. Natural gas production from the Marcellus was 44.1 MMcf/d in the third quarter, down from 59.4 MMcf/d in the prior quarter due to voluntary production curtailments as local market prices in Appalachia remain challenging. Due to the voluntary curtailments and infrastructure limitations, Carrizo is currently producing below its productive capacity, which the Company estimates to be more than 95 MMcf/d. As a result, the Company believes it can keep production relatively flat for several years with minimal capital. For the remainder of 2014, Carrizo expects to have only a minimal level of completion activity in the Marcellus Shale.

Financial Position and Liquidity

As of September 30, 2014, Carrizo had total debt outstanding of $1,023.4 million and cash and cash equivalents of $7.2 million. Net Debt to Adjusted EBITDA (based on the trailing four quarters) was 2.0x for the third quarter. The borrowing base on the Company’s senior credit facility is currently $800.0 million, with an elected commitment level of $685.0 million, and as of October 31, 2014, Carrizo had nothing drawn on the facility.

Hedging Activity

Carrizo currently has hedges in place for over 65% of estimated crude oil production for the fourth quarter of 2014 (based on the midpoint of guidance). For the fourth quarter, the Company has hedged approximately 15,000 Bbls/d of crude oil at a weighted average floor price of $92.22/Bbl (comprised of 11,500 Bbls/d of swaps at an average price of $93.55/Bbl and 3,500 Bbls/d of collars at an average floor price of $87.85/Bbl). For 2015, Carrizo has hedged approximately 12,070 Bbls/d of crude oil at a weighted average floor price of $92.14/Bbl (comprised of 10,370 Bbls/d of swaps at an average price of $92.97/Bbl and 1,700 Bbls/d of collars at an average floor price of $87.06/Bbl); this equates to approximately 55% of the Company’s estimated fourth quarter of 2014 production.

Carrizo also has hedges in place for over 60% of estimated natural gas and NGL production for the fourth quarter of 2014 (based on the midpoint of guidance). For the fourth quarter, the Company has swaps on approximately 54,380 MMBtu/d at a weighted average price of $4.16/MMBtu. For 2015, the Company has swaps on approximately 30,000 MMBtu/d at a weighted average price of $4.29/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2014 third quarter financial results on Thursday, November 6, 2014 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 754-1382 (U.S. & Canada) or +1 (212) 231-2932 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Thursday, November 13, 2014 at 11:59 AM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21738600 for U.S., Canadian and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Investor Relations”, and then clicking on “2014 Third Quarter Conference Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, production, average well returns, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing and levels of production, downspacing, crude oil production potential and growth, oil and gas prices, downspacing results, drilling and completion activities, drilling inventory, including timing thereof, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2013 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Crude oil	$173,277	$117,797	$469,601	$311,084
Natural gas liquids	7,798	6,025	19,669	11,532
Natural gas	15,150	20,507	57,642	67,838
Total revenues	196,225	144,329	546,912	390,454
Net cash from derivative settlements	(7,711)	1,163	(25,499)	10,283
Adjusted total revenues	188,514	145,492	521,413	400,737
Costs and Expenses
Lease operating	21,019	12,934	51,002	34,926
Production taxes	8,393	5,590	22,666	14,687
Ad valorem taxes	2,235	2,125	5,569	6,848
General and administrative	10,468	9,843	37,272	33,384
Total costs and expenses	42,115	30,492	116,509	89,845
Adjusted EBITDA, as defined	$146,399	$115,000	$404,904	$310,892
Adjusted EBITDA per common share-Basic	$3.23	$2.85	$8.94	$7.76
Adjusted EBITDA per common share-Diluted	$3.18	$2.81	$8.78	$7.66

Other items of expense included in Adjusted Net Income, as defined
Depreciation, depletion and amortization	($83,572)	($55,362)	($228,912)	($151,587)
Interest expense, net	(12,201)	(13,402)	(36,557)	(42,367)
Adjusted income before income taxes	50,626	46,236	139,435	116,938
Adjusted income tax expense	(18,782)	(16,968)	(51,730)	(42,916)
Adjusted Net Income, as defined	$31,844	$29,268	$87,705	$74,022
Adjusted net income per common share-Basic	$0.70	$0.72	$1.94	$1.85
Adjusted net income per common share-Diluted	$0.69	$0.72	$1.90	$1.82

Other items of income (expense) included in Income From Continuing Operations
Non-cash gain (loss) on derivatives, net	$79,494	($28,821)	$36,652	($26,769)
Stock-based compensation (expense) benefit, net	930	(9,872)	(28,209)	(19,338)
Other income (expense), net	(549)	28	(1,536)	(905)
Income From Continuing Operations Before Income Taxes	130,501	7,571	146,342	69,926
Income tax expense	(47,504)	(1,859)	(53,510)	(25,853)
Income From Continuing Operations	82,997	5,712	92,832	44,073
Income (Loss) From Discontinued Operations, Net of Income Taxes	792	(1,191)	(748)	23,599
Net Income	$83,789	$4,521	$92,084	$67,672

Net Income (Loss) Per Common Share - Basic
Income from continuing operations	$1.83	$0.14	$2.05	$1.10
Income (loss) from discontinued operations, net of income taxes	0.02	(0.03)	(0.02)	0.59
Net income	$1.85	$0.11	$2.03	$1.69

Net Income (Loss) Per Common Share - Diluted
Income from continuing operations	$1.80	$0.14	$2.01	$1.09
Income (loss) from discontinued operations, net of income taxes	0.02	(0.03)	(0.01)	0.58
Net income	$1.82	$0.11	$2.00	$1.67

Weighted Average Common Shares Outstanding
Basic	45,257	40,386	45,277	40,083
Diluted	46,029	40,927	46,109	40,601

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$7,161	$157,439
Accounts receivable, net	113,107	111,195
Derivative assets	20,594	—
Deferred income taxes	—	4,201
Other current assets	4,297	6,926
Total current assets	145,159	279,761
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,747,845	1,408,484
Unproved properties, not being amortized	499,722	377,437
Other property and equipment, net	7,580	8,294
Total property and equipment, net	2,255,147	1,794,215
Debt issuance costs	20,631	22,899
Other assets	19,897	13,885
Total Assets	$2,440,834	$2,110,760

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$102,579	$57,146
Revenues and royalties payable	85,943	79,136
Accrued capital expenditures	89,022	87,031
Accrued interest	24,899	17,430
Advances for joint operations	4,391	19,967
Liabilities of discontinued operations	8,017	10,936
Derivative liabilities	135	9,947
Deferred income taxes	3,659	—
Other current liabilities	54,881	41,242
Total current liabilities	373,526	322,835
Long-term debt	1,019,791	900,247
Liabilities of discontinued operations	12,785	17,336
Deferred income taxes	58,151	16,856
Asset retirement obligations	10,041	6,576
Other liabilities	4,661	5,306
Total liabilities	1,478,955	1,269,156
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 46,087,406 issued and outstanding as of September 30, 2014 and 45,468,675 issued and outstanding as of December 31, 2013	461	455
Additional paid-in capital	908,133	879,948
Retained earnings (Accumulated deficit)	53,285	(38,799)
Total shareholders’ equity	961,879	841,604
Total Liabilities and Shareholders’ Equity	$2,440,834	$2,110,760

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Cash Flows From Operating Activities
Net income	$83,789	$4,521	$92,084	$67,672
(Income) loss from discontinued operations, net of income taxes	(792)	1,191	748	(23,599)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	83,572	55,362	228,912	151,587
Non-cash (gain) loss on derivatives, net	(79,494)	28,972	(36,652)	25,806
Stock-based compensation	(930)	9,872	28,209	19,338
Deferred income taxes	48,603	1,859	48,908	25,853
Non-cash interest expense, net	675	831	2,021	3,217
Other, net	(3,299)	1,538	(1,705)	1,789
Changes in operating assets and liabilities-
Accounts receivable	21,372	6,848	(1,767)	1,910
Accounts payable	28,498	(34,928)	33,024	38,843
Accrued liabilities	13,269	21,084	(771)	2,049
Other, net	(2,222)	(619)	(4,324)	(4,212)
Net cash provided by operating activities from continuing operations	$193,041	$96,531	$388,687	$310,253
Changes in working capital attributable to operating activities and other non-recurring items, net	(61,993)	7,615	(20,877)	(38,590)
Discretionary cash flows from continuing operations	$131,048	$104,146	$367,810	$271,663

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Total production volumes -
Crude oil (MBbls)	1,840	1,125	4,870	3,032
NGLs (MBbls)	274	202	648	408
Natural gas (MMcf)	5,854	8,603	17,951	25,680
Total Natural gas and NGLs (MMcfe)	7,498	9,815	21,839	28,128
Total barrels of oil equivalent (MBoe)	3,090	2,761	8,510	7,720

Daily production volumes by product -
Crude oil (Bbls/d)	20,000	12,228	17,839	11,106
NGLs (Bbls/d)	2,978	2,196	2,374	1,495
Natural gas (Mcf/d)	63,630	93,511	65,755	94,066
Total Natural gas and NGLs (Mcfe/d)	81,500	106,685	79,996	103,033
Total barrels of oil equivalent (Boe/d)	33,587	30,011	31,172	28,278

Daily production volumes by region (Boe/d) -
Eagle Ford	23,153	13,960	19,753	12,184
Niobrara	2,790	2,061	2,497	1,621
Barnett	—	7,609	—	8,131
Marcellus	7,348	6,069	8,222	6,016
Utica and other	296	312	700	326
Total barrels of oil equivalent (Boe/d)	33,587	30,011	31,172	28,278

Average realized prices -
Crude oil ($ per Bbl)	$94.17	$104.71	$96.43	$102.60
Crude oil ($ per Bbl) - including impact of derivative settlements	$89.39	$101.26	$92.23	$101.61
NGLs ($ per Bbl)	$28.46	$29.83	$30.35	$28.26
Natural gas ($ per Mcf)	$2.59	$2.38	$3.21	$2.64
Natural gas ($ per Mcf) - including impact of derivative settlements	$2.77	$2.97	$2.93	$3.16
Natural gas and NGLs ($ per Mcfe)	$3.06	$2.70	$3.54	$2.82

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS
AS OF OCTOBER 31, 2014
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS

			Weighted	Weighted	Weighted
			Average	Average	Average
		Volume	Floor Price	Ceiling Price	Sold Put Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q4 2014	Total Volume	15,000
	Fixed Price Swaps	11,500	$93.55
	Costless Collars	3,000	$88.33	$104.26
	Three-way Collars	500	$85.00	$107.75	$65.00
FY 2015	Total Volume	12,070
	Fixed Price Swaps	10,370	$92.97
	Costless Collars	700	$90.00	$100.65
	Three-way Collars	1,000	$85.00	$105.00	$65.00
FY 2016	Total Volume	3,667
	Fixed Price Swaps	3,000	$91.09
	Three-way Collars	667	$85.00	$104.00	$65.00

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted	Weighted
			Average	Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
Q4 2014	Total Volume	64,380
	Fixed Price Swaps	54,380	$4.16
	Calls	10,000		$5.50
FY 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29

CARRIZO OIL & GAS, INC.
FOURTH QUARTER AND FULL YEAR 2014 GUIDANCE SUMMARY

	Fourth Quarter 2014	Full Year 2014
Daily Production Volumes -
Crude oil (Bbls/d)	21,800 - 22,100	18,800 - 18,900
Natural gas and NGLs (Mcfe/d)	80,000 - 90,000	80,000 - 83,000
Total (Boe/d)	35,133 - 37,100	32,133 - 32,733

Costs and Expenses -
Lease operating ($/Boe)	$6.75 - $7.50	$6.20 - $6.45
Production taxes (% of total revenues)	4.00% - 4.50%	4.00% - 4.25%
Ad valorem taxes (in millions)	$2.4 - $2.9	$8.0 - $8.5
General and administrative (in millions)	$13.8 - $14.3	$51.1 - $51.6
DD&A ($/Boe)	$26.50 - $27.50	$26.75 - $27.25

Drilling and completion capital expenditures (in millions)	N/A	$690.0 - $710.0